                                  EXHIBIT 11

                            TALK VISUAL CORPORATION

                        COMPUTATION OF WEIGHTED AVERAGE
                        COMMON STOCK SHARES OUTSTANDING

COMPUTATION OF WEIGHTED AVERAGE COMMON STOCK SHARES OUTSTANDING:

                                                   Total Number  Three Months Ended
                                                    Of Shares      March 31, 1999
                                                   ------------  ------------------

Outstanding shares as of January 1, 1999              1,393,418           1,393,418

Issue of 2,040,816 shares as part of private
     placement 09/22/99 on 01/12/99                   1,122,449             972,789

Issue of common shares in private placements
     12/31 on 01/14/99                                  200,000             168,889

Issue of common shares for services on 01/19/99         175,000             138,056

Issue of common shares for investment on  12/18
     on 01/19/99                                         52,051              41,062

Issue of common shares for services on 01/25/99         790,000             570,556

Issue of common shares for services on 02/01/99          45,000              29,000

Issue of common shares in exchange for debt on
     12/31 on 03/05/99                                   27,500               7,944

Issue of common shares for services on 03/16/99           1,128                 188

Issue of 2,040,816 shares as part of private
     Placement 09/22/99 on 03/18/99                     918,367             132,653
                                                      ---------           ---------

Total Weighted Average Shares Outstanding             4,724,913           3,454,555
                                                      =========           =========
Net Loss                                                                $(1,617,993)

Net Loss per common share (1)                                                $(0.47)



(1) The effect of common stock options and warrants are excluded from diluted earnings per share as their inclusion would be anti-dilutive for the three month period ending March 31, 1999

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